EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation):

We have audited the accompanying consolidated balance sheets of Caesars Entertainment, Inc., formerly known as Park Place Entertainment Corporation (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule included at Exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board  (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Caesars Entertainment, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion such financial statement schedule, when considered in relation to the basic consolidated financial statements as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 10, 2004, except for the reclassification of the Atlantic City Hilton and Bally’s Tunica as discontinued operations as described in Notes 1 and 3, as to which the date is December 17, 2004.

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES

(F/K/A PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES)

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except par value)

	December 31,
	2003	2002

Assets
Cash and equivalents	$298	$324
Accounts receivable, net	161	173
Inventories, prepaids, and other	124	129
Income taxes receivable	8	8
Deferred income taxes, net	103	97
Total current assets	694	731
Assets held for sale	686	694
Investments	181	143
Property and equipment, net	6,961	7,114
Goodwill	700	738
Other assets	284	259
Total assets	$9,506	$9,679

Liabilities and Stockholders’ Equity
Accounts payable	$53	$52
Current maturities of long-term debt	1	325
Accrued expenses	569	601
Liabilities related to assets held for sale	66	57
Total current liabilities	689	1,035
Long-term debt, net of current maturities	4,618	4,585
Deferred income taxes, net	957	960
Other liabilities	184	142
Total liabilities	6,448	6,722

Commitments and contingent liabilities
Stockholders’ Equity:
Common stock, $0.01 par value, 400.0 million shares authorized, 326.9 million and 323.7 million shares issued at December 31, 2003 and 2002, respectively	3	3
Preferred stock, $0.01 par value, 100.0 million shares authorized	—	—
Additional paid-in capital	3,828	3,801
Accumulated deficit	(523)	(569)
Accumulated other comprehensive income (loss)	12	(16)
Common stock in treasury, at cost, 23.1 million shares at December 31, 2003 and 2002	(262)	(262)
Total stockholders’ equity	3,058	2,957
Total liabilities and stockholders’ equity	$9,506	$9,679

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES

(F/K/A PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions, except per share amounts)

	Years ended December 31,
	2003	2002	2001
Revenues
Casino	$2,885	$2,932	$2,855
Rooms	498	471	467
Food and beverage	437	408	391
Other revenue	275	269	274
	4,095	4,080	3,987

Expenses
Casino	1,533	1,522	1,524
Rooms	166	156	154
Food and beverage	397	361	350
Other expense	1,032	1,024	1,003
Depreciation and amortization	415	422	457
Pre-opening expense	1	1	2
Impairment losses and other	127	66	19
Corporate expense	36	34	28
	3,707	3,586	3,537

Equity in earnings of unconsolidated affiliates	19	23	39

Operating income	407	517	489

Interest expense, net of interest capitalized	(305)	(319)	(356)
Interest expense, net from unconsolidated affiliates	(7)	(8)	(11)
Interest and other income	5	5	11
Investment gain (loss)	—	44	(32)
Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting change	100	239	101

Provision for income taxes	63	92	48
Minority interest, net	3	7	2
Income from continuing operations before cumulative effect of accounting change	34	140	51
Discontinued operations
Income (loss) from discontinued operations, net	12	15	(75)
Income (loss) before cumulative effect of accounting change	46	155	(24)
Cumulative effect of accounting change, net	—	(979)	—
Net income (loss)	$46	$(824)	$(24)

Basic earnings (loss) per share
Income from continuing operations before cumulative effect of accounting change	$0.11	$0.46	$0.17
Discontinued operations	0.04	0.05	(0.25)
Cumulative effect of accounting change	—	(3.25)	—
Net income (loss) per share	$0.15	$(2.74)	$(0.08)

Diluted earnings (loss) per share
Income from continuing operations before cumulative effect of accounting change	$0.11	$0.46	$0.17
Discontinued operations	0.04	0.05	(0.25)
Cumulative effect of accounting change	—	(3.22)	—
Net income (loss) per share	$0.15	$(2.71)	$(0.08)

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES

(F/K/A PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance, December 31, 2000	$3	$3,702	$279	$(15)	$(185)	$3,784
Net loss	—	—	(24)	—	—	(24)
Currency translation adjustment	—	—	—	(20)	—	(20)
Comprehensive loss						(44)
Stock options exercised (including tax benefits of $5)	—	85	—	—	—	85
Treasury stock acquired	—	—	—	—	(59)	(59)
Stock-based compensation	—	1	—	—	—	1

Balance, December 31, 2001	3	3,788	255	(35)	(244)	3,767
Net loss	—	—	(824)	—	—	(824)
Currency translation adjustment	—	—	—	19	—	19
Comprehensive loss						(805)
Stock options exercised (including tax benefits of $1)	—	11	—	—	—	11
Treasury stock acquired	—	—	—	—	(18)	(18)
Stock-based compensation	—	2	—	—	—	2

Balance, December 31, 2002	3	3,801	(569)	(16)	(262)	2,957
Net income	—	—	46	—	—	46
Currency translation adjustment	—	—	—	28	—	28
Comprehensive income						74
Stock options exercised (including tax benefits of $3)	—	24	—	—	—	24
Stock-based compensation	—	3	—	—	—	3
Balance, December 31, 2003	$3	$3,828	$(523)	$12	$(262)	$3,058

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES

(F/K/A PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Years Ended December 31,
	2003	2002	2001
Operating activities
Net income (loss)	$46	$(824)	$(24)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation and amortization	415	422	457
(Income) loss from discontinued operations	(12)	(15)	75
Impairment losses and other	127	22	19
Cumulative effect of accounting change	—	979	—
Investment (gain) loss	—	(44)	32
Amortization of debt issue costs	10	13	10
Change in working capital components:
Accounts receivable, net	12	30	24
Inventories, prepaids, and other	8	(3)	15
Accounts payable and accrued expenses	(32)	75	(79)
Income taxes payable/receivable	—	(1)	29
Change in deferred income taxes	(13)	2	(6)
Distributions from equity investments in excess of earnings	3	5	2
Other	11	(11)	5
Net cash provided by operating activities of continuing operations	575	650	559
Investing activities
Capital expenditures	(329)	(360)	(430)
Additional investments	(33)	—	(32)
Proceeds from sale of investment	—	120	11
Acquisitions, net of cash acquired	—	—	(48)
Other	5	1	(10)
Net cash used in investing activities of continuing operations	(357)	(239)	(509)
Financing activities
Change in Credit Facilities and commercial paper	(293)	(469)	(870)
Payments on notes	(300)	(300)	—
Proceeds from issuance of notes	300	375	772
Purchases of treasury stock	—	(18)	(59)
Proceeds from exercise of stock options	21	10	80
Debt issuance costs	(4)	(8)	(16)
Other	3	2	—
Net cash used in financing activities of continuing operations	(273)	(408)	(93)

Change in cash related to discontinued operations	29	15	64

(Decrease) increase in cash and equivalents	(26)	18	21
Cash and equivalents at beginning of year	324	306	285
Cash and equivalents at end of year	$298	$324	$306

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest, net of amounts capitalized	$333	$338	$368
Income taxes, net of refunds	$52	$73	$2

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation and Organization

Effective January 5, 2004, Park Place Entertainment Corporation changed its name to Caesars Entertainment, Inc. (the “Company”).  This change has been reflected in these consolidated financial statements.

The Company is a Delaware corporation formed in June 1998.  The Company is primarily engaged, through subsidiaries, in the ownership, operation, and development of gaming facilities.  The operations of the Company are currently conducted under the Caesars, Bally’s, Paris, Flamingo, Grand, Hilton, and Conrad brands.  The Company, through subsidiaries, operates and consolidates seventeen wholly owned casino hotels located in the United States; of which eight are located in Nevada; three are located in Atlantic City, New Jersey; five are located in Mississippi; and one is in New Orleans, Louisiana.  Additionally, the Company manages and consolidates an 82 percent owned riverboat casino in Harrison County, Indiana; manages and consolidates the casino operations of Caesars Palace at Sea on three cruise ships; and manages and consolidates two majority owned casinos in Nova Scotia, Canada.  The Company partially owns and manages two casinos internationally, one located in Johannesburg, South Africa and one located in Punta del Este, Uruguay which are accounted for under the equity method.  In Windsor, Canada, the Company has a 50 percent interest in a company that provides management services to the Casino Windsor.  The Company also provides management services to two casinos in Queensland, Australia and the slot operations at the Dover Downs racetrack in Delaware.  The Company views each casino property as an operating segment and all such operating segments have been aggregated into one reporting segment.  Each casino property derives its revenues primarily from casino operations, room rentals and food and beverage sales.

The accompanying consolidated financial statements and related notes have been reclassified to report the Company’s properties which have been classified as held for sale (the Atlantic City Hilton and Bally’s Tunica) during the nine months ended September 30, 2004 as discontinued operations (See Note 3). These properties have been classified as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and investments in unconsolidated affiliates, which are 50 percent or less owned, that are accounted for under the equity method.  The Company exercises significant influence over those investments accounted for under the equity method due to ownership percentages, board representation, and management agreements.  All material intercompany accounts and transactions are eliminated. Minority interests for consolidated entities that are less than 100 percent owned were $20 million and $17 million at December 31, 2003 and 2002, respectively, and are included in other liabilities on the consolidated balance sheets.

Cash and Equivalents

Cash and equivalents include investments purchased with maturities of three months or less. The carrying value of such investments approximates its fair value.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of short-term investments and receivables.

The Company extends credit to certain casino customers following an evaluation of the creditworthiness of the individual. The Company maintains an allowance for doubtful accounts to reduce the casino receivables to their estimated collectible amount. As of December 31, 2003, management believes that there are no concentrations of credit risk for which an allowance has not been established and recorded. The collectibility of foreign and domestic receivables could be affected by future economic or other significant events in the United States or in the countries in which such foreign customers reside.

Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average of exchange rates during the year. Gains and losses, net of applicable deferred income taxes, are reflected in stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

Inventories

Inventories, prepaids, and other at December 31, 2003 and 2002, include inventories of $44 million and $45 million, respectively.  Inventories consist primarily of food and beverage items and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment

Property and equipment are stated at cost. Interest incurred during construction of facilities or expansions is capitalized at the Company’s weighted-average borrowing rate and amortized over the life of the related asset. Interest capitalization is ceased when a project is substantially completed or construction activities are no longer underway. Interest capitalized for the years ended December 31, 2003, 2002, and 2001 was $5 million, $9 million, and $13 million, respectively. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the consolidated statements of operations.

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and riverboats and 3 to 10 years for furniture and equipment.

The carrying values of the Company’s assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, then an impairment loss is recognized in the consolidated statements of operations. During the year ended December 31, 2003, the Company recognized an impairment loss of $89 million related to its Flamingo Laughlin property. (See Note 15)

Goodwill

As of January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, goodwill is no longer amortized, goodwill and intangible assets are tested at least annually for impairment. Upon adoption of SFAS No. 142, each property with assigned goodwill was valued as an operating entity and the Company recorded an impairment charge of $979 million which was recorded as a cumulative effect of accounting principle change in the first quarter of 2002. (See Note 4) As a result of the annual impairment testing during the fourth quarter of 2003, the Company recognized an impairment charge of $38 million related to goodwill at Caesars Tahoe. (See Notes 4 and 15)

Unamortized Debt Issue Costs

Debt discount and issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the straight-line method which approximates the effective interest method. Unamortized debt issuance costs are included in other assets on the consolidated balance sheets.

Self-Insurance

The Company is self-insured for various levels of general liability, workers’ compensation, and employee medical and life insurance coverage. Self-insurance reserves are estimated based on the Company’s claims experience and are included in accrued expenses on the consolidated balance sheets.

Revenue Recognition

Casino revenues are derived primarily from patrons wagering on slot machines, table games and other gaming activities. Table games generally include Blackjack or Twenty One, Craps, Baccarat and Roulette. Other gaming activities include Keno, Poker and Race and Sports. Casino revenue is defined as the net win from gaming activities, computed as the difference between gaming wins and losses, not the total amounts wagered. Casino revenue is recognized at the end of each gaming day.

Room revenues are derived from rooms and suites rented to guests. Room revenue is recognized at the time the room is provided to the guest.

Food and beverage revenues are derived from food and beverage sales in the food outlets of the Company’s casino hotels, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time the food and/or beverage is provided to the guest.

Other revenues include retail sales, entertainment sales, telephone, management fee income, and other miscellaneous income at the Company’s casino hotels.  Like room revenues and food and beverage revenues, these revenues are recognized at the time the service is provided.

The revenue components presented in the consolidated statements of operations exclude the retail value of rooms, food and beverage, and other goods or services provided to customers on a complimentary basis. Complimentary revenues from continuing operations which have been excluded from the accompanying consolidated statements of operations are as follows:

	2003	2002	2001
	(in millions)

Rooms	$173	$177	$181
Food and beverage	279	286	285
Other	30	28	25
Total complimentary revenues	$482	$491	$491

The estimated departmental costs of providing these complimentaries are classified in the consolidated statements of operations as an expense from continuing operations of the department issuing the complimentary, primarily the casino department, and are as follows:

	2003	2002	2001
	(in millions)

Rooms	$67	$67	$68
Food and beverage	238	236	236
Other	29	28	23
Total cost of promotional allowances	$334	$331	$327

Loyalty Club Program

The Company offers its guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on their level of gaming and non-gaming activities while at its properties. An accrual is recorded as points are earned based upon expected redemption rates and, in the case of complimentaries, the estimated cost of the complimentary to be provided.

Advertising Expense

Advertising expense includes the costs associated with the production of advertisements and the communication of those advertisements.  Advertising costs are expensed as incurred in accordance with Statement of Position (“SOP”) 93-7, “Reporting on Advertising Costs.”  Advertising expense from continuing operations was $74 million, $68 million, and $66 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Pre-Opening Expense

Pre-opening expense includes operating expenses and incremental salaries and wages directly related to a facility or project during its construction. Costs of start-up activities are expensed as incurred in accordance with SOP 98-5, “Reporting on the Costs of Start-Up Activities.”

Earnings (Loss) Per Share (“EPS”)

In accordance with the provisions of SFAS No. 128, “Earnings per Share,” basic EPS is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. The weighted-average number of common shares outstanding for the years ended December 31, 2003, 2002 and 2001 was 302 million, 301 million and 299 million, respectively. Diluted EPS reflects the effect of potential common stock, which consists primarily of assumed stock option exercises. The dilutive effect of the assumed exercise of stock options increased the weighted-average number of common shares by 2 million for the year ended December 31, 2003, and 3 million for each of the years ended December 31, 2002 and 2001.  For the years ended December 31, 2003, 2002 and 2001, 15 million, 15 million, and 13 million shares, respectively, would have been included in the calculation of diluted EPS; however the exercise price of those options exceeded the average market price.

Stock-Based Compensation

At December 31, 2003, the Company has Stock Incentive Plans, which are described more fully in Note 12.  The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans using the intrinsic value method. Accordingly, no compensation expense is reflected in net income (loss) for stock options, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.  Compensation expense associated with the Supplemental Retention Plan, which is described in Note 13, was $3 million, $1 million, and $0 million for the years ended December 31, 2003, 2002, and 2001, respectively. Had compensation cost for the Company’s Stock Incentive Plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 “Accounting for Stock-Based Compensation,” the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

	2003	2002	2001
	(in millions, except per share amounts)

Net income (loss), as reported	$46	$(824)	$(24)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related taxes	3	2	1
Deduct: Total stock-based employee compensation expense determined under the fair value method, net of related taxes	(15)	(15)	(12)
Pro forma net income (loss)	$34	$(837)	$(35)

Earnings (loss) per share:
Basic, as reported	$0.15	$(2.74)	$(0.08)
Basic, pro forma	$0.11	$(2.78)	$(0.12)

Diluted, as reported	$0.15	$(2.71)	$(0.08)
Diluted, pro forma	$0.11	$(2.75)	$(0.12)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: dividend yield of zero percent for each of the three years; expected volatility of 44 percent for the year ended December 31, 2003 and 40 percent for the years ended December 31, 2002 and 2001; risk-free interest rates of 3.29, 4.59 and 4.92 percent and expected life of six years for each of the options granted. The weighted-average fair value per share of options granted was $3.57 for 2003, $4.61 for 2002, and $5.19 for 2001.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Related Party Transactions

The Company’s related party transactions generally fall into the following categories:

•                  Payments of professional fees to firms affiliated with certain members of the Company’s Board.

•                  Payments to Hilton Hotels Corporation for certain trade name usage, assignment, service and license agreements which agreements were entered into as part of the spin-off in 1998 from Hilton Hotels Corporation.

Such transactions totaled $9 million for each of the years ended December 31, 2003 and 2002, and $8 million for the year ended December 31, 2001.

Reclassifications

The consolidated financial statements for prior years reflect certain other reclassifications to conform to classifications adopted in the current year. These reclassifications have no effect on previously reported net income (loss).

Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity. During 2003, the Company adopted SFAS No. 150 which did not have a material impact on its financial position and results of operations.

In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities (revised December 2003),” clarifying FIN 46 and exempting certain entities from the provisions of FIN 46R. Generally, application of FIN 46R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and, for other types of variable interest entities for periods ending after March 15, 2004. FIN 46R addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the company will hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. The adoption of FIN 46R for provisions effective during 2003 did not have a material impact on the Company’s financial position or results of operations.

Note 3. Discontinued Operations

Las Vegas Hilton

In December 2003, the Company entered into a definitive agreement to sell the Las Vegas Hilton to an unrelated third party.  The Company was to receive cash of approximately $280 million for the property, building, and equipment plus an amount for net working capital.  The estimated selling price of the assets less costs to sell the Las Vegas Hilton exceeded the carrying value; therefore no gain or loss was recognized as of December 31, 2003.

This transaction was completed in June 2004 resulting in an after tax gain of $87 million. The Company received cash of approximately $286 million for the property, building, equipment and working capital that comprise the Las Vegas Hilton.

Atlantic City Hilton and Bally’s Tunica

On September 27, 2004, the Company entered into an agreement to sell certain assets and related liabilities of the Atlantic City Hilton and Bally’s Tunica to an unrelated third party. The Company estimates that the after-tax proceeds will be approximately $480 million related to these two properties. The estimated selling price of the assets less the costs to sell these two properties exceeded their carrying value; therefore no loss was recognized as of September 30, 2004. Any gain related to this sale will be recognized when the transaction is completed.

The results of the three properties discussed above are classified as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. Interest expense has been allocated to the income (loss) from discontinued operations based on the ratio of discontinued operations’ net assets to the consolidated net assets. In accordance with generally accepted accounting principles, the assets held for sale are no longer depreciated from the date that they are deemed held for sale.  The assets and liabilities of the discontinued operations are classified as assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheets.

Summary operating results for the discontinued operations are as follows:

	December 31,
	2003	2002	2001
	(in millions)
Net Revenues	$574	$572	$594

Operating income (loss)	$47	$53	$(82)
Interest expense	(27)	(28)	(29)
Income tax (provision) benefit	(8)	(10)	36
Income (loss) from discontinued operations	$12	$15	$(75)

The operating loss recorded for the year ended December 31, 2001 was the result of a $124 million asset write-down at the Las Vegas Hilton in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.” Due to the significant reduction in the operating performance and expected lower future results, management, with the assistance of an independent appraisal company, determined that the carrying value of the Las Vegas Hilton assets exceeded the fair value.  Fair value was determined using a combination of future cash flow analysis and market/sales comparison analysis.

Assets held for sale and liabilities related to assets held for sale are as follows:

	December 31,
	2003	2002
	(in millions)
Cash and equivalents	$25	$27
Accounts receivable, net	22	12
Inventories, prepaids and other	7	7
Deferred income taxes, net	1	3
Property and equipment, net	521	535
Goodwill	96	96
Other assets	14	14
Total assets held for sale	$686	$694

Accounts payable	$2	$1
Accrued expenses	45	36
Income tax payable	—	5
Deferred income taxes, net	19	15
Total liabilities related to assets held for sale	$66	$57

Note 4.  Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”  Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment.  Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life).

As of January 1, 2002, the Company had approximately $1.8 billion of unamortized goodwill of which $129 million was related to the Atlantic City Hilton and was classified as assets held for sale. Approximately two-thirds of the total related to the acquisition of the Bally’s properties in 1996, while the remainder related primarily to the Caesars acquisition in December 1999. In accordance with the initial adoption of SFAS No. 142, each property with assigned goodwill is to be valued as an operating entity.  If the fair value of the operating entity is greater than the book value, including assigned goodwill, no further testing is required.  However, if the book value, including goodwill, is greater than the fair value of the operating entity, the assets and liabilities of the operating entity are required to be valued.  The difference between the fair value of the operating entity and the fair value of the assets is the implied fair value of goodwill. To the extent that the implied fair value of goodwill is less than the book value of goodwill, an impairment charge is recognized as a cumulative effect of accounting change upon adoption.

The Company engaged an independent company to assist in the valuation of properties with a significant amount of assigned goodwill. The fair value of the operating entities was determined using a combination of a discounted cash flow model, a guideline company method using valuation multiples and similar transactions method. Based on this analysis and the tests noted above, the Company completed its implementation analysis of goodwill arising from prior acquisitions and recorded an impairment charge of $979 million, including $33 million related to the Atlantic City Hilton, which was recorded as a cumulative effect of accounting change in the first quarter of 2002.

During the fourth quarters of 2003 and 2002, the Company completed the annual impairment testing of goodwill and indefinite-lived intangible assets with the assistance of an independent company. The Company recognized an impairment of goodwill of $38 million at its Caesars Tahoe property in the fourth quarter of 2003. (See Note 15) In 2002, as a result of the Belle of Orleans transaction (See Note 15), the Company recorded an additional $2 million of goodwill and $10 million in indefinite-lived intangible assets. The indefinite-lived intangible assets consist of the tradename and gaming license. There were no other additions or adjustments to goodwill during the years ended December 31, 2003 or 2002.

For the year ended December 31, 2001, the Company recorded goodwill amortization of $50 million.  If SFAS No. 142 had been in effect for the year ended December 31, 2001, the Company would have reported the following (in millions, except per share amounts):

2001
Net loss as reported	$(24)
Add back: Goodwill amortization from continuing operations	46
Add back: Goodwill amortization related to discontinued operations	4
Adjusted net income	$26

Basic and diluted net loss per share as reported	$(0.08)

Basic and diluted adjusted net income per share	$0.09

Note 5. Accounts Receivable

Accounts receivable balances are as follows:

	December 31,
	2003	2002
	(in millions)

Casino	$189	$220
Hotel and other	43	42
	232	262
Less allowance for doubtful accounts	(71)	(89)
Total	$161	$173

The provision for estimated uncollectible receivables from continuing operations, primarily included in casino expenses, was $39 million in 2003, $52 million in 2002, and $80 million in 2001.

Note 6. Investments

Investments in and notes from affiliates are as follows:

	December 31,
	2003	2002
	(in millions)

Casino hotels	$67	$61
Notes receivable	80	80
Other	34	2
Total	$181	$143

Investments in casino hotels consist of investments in less than 50 percent owned unconsolidated affiliates, which include a casino hotel in Punta del Este, Uruguay, a casino management company in Windsor, Canada, and a casino and its management company in Johannesburg, South Africa.

Investment in Baluma Holdings, S.A.

Over the past several years, the Company has provided capital (in the form of loans) to Baluma Holdings, S.A. (“Holdings”), the ultimate parent of Baluma, S.A. (“Baluma,” the entity that owns the Conrad Punta del Este (the “Resort”), in Punta del Este, Uruguay). Two promissory notes (the “Baluma Loans”), aggregating $80 million in principal, matured on July 31, 2002. The principal, together with certain accrued and unpaid interest, was not repaid. The Baluma Loans are secured by a first priority lien on all the assets comprising the Resort and on the stock of Baluma.  Baluma is heavily indebted, and a restructuring of Baluma’s debt is needed. In October 2003, the Board of Directors of Baluma agreed to restructure the indebtedness owed to the Company by exchanging the Baluma Loans together with accrued and unpaid interest for 7 percent convertible preferred stock of Baluma.  Such restructuring is conditioned upon, among other things, holders of Baluma’s $50 million of publicly-traded subordinated notes agreeing to extend the maturity of such notes and certain other amendments.  In addition, after the restructuring, the Company will have five of the seven seats on Baluma’s Board of Directors. The Company intends to continue to operate the Resort pursuant to the management agreement.  If the restructuring occurs as proposed, the Company will have the ability to exercise significant influence over the management of Baluma, and accordingly would be required to consolidate Baluma’s results of operations. The proposed restructuring is expected to be completed in 2004.

The net amount of the Company’s investments in Baluma at December 31, 2003 and 2002, was $82 million and $85 million; respectively.

Las Vegas Monorail

Pursuant to an agreement entered into in September 2000, the Company purchased in 2003 $15 million in bonds issued by the Las Vegas Monorail Company (“LVMC”), which are included in other investments in the table above. The bonds accrue (but do not pay) interest at an accrual rate of 9%. Principal and accrued and unpaid interest are due in 2040. The LVMC has developed a monorail system in Las Vegas, which will be approximately four miles long and will have seven stations directly connecting eight hotel casinos on the east side of the Las Vegas Strip to the Las Vegas Convention Center. Three of the seven planned station stops will be at the Company’s properties: Bally’s Las Vegas, Flamingo Las Vegas and the Las Vegas Hilton.  The monorail is scheduled to begin operating in March 2004.

Margaritaville Café

In 2003, the Company invested in a joint venture with an entity indirectly controlled by Jimmy Buffett, to construct and operate the Margaritaville Café at the Flamingo Las Vegas. The Company has invested $17 million as of December 31, 2003, which is included in other investments in the table above. Jimmy Buffett’s Margaritaville Café opened in December 2003.

Note 7. Property and Equipment

Property and equipment balances are as follows:

	December 31,
	2003	2002
	(in millions)
Land	$1,599	$1,605
Buildings, riverboats and leasehold improvements	5,584	5,504
Furniture and equipment	1,468	1,310
Construction in progress	58	79
	8,709	8,498
Less accumulated depreciation and amortization	(1,748)	(1,384)
Total	$6,961	$7,114

Note 8. Accrued Expenses

Accrued expenses are as follows:

	December 31,
	2003	2002
	(in millions)
Compensation and benefits	$176	$165
Interest	71	80
Gaming and property taxes	59	47
Customer deposits	47	38
Outstanding casino chip liability	25	28
Loyalty club program	30	16
Other	161	227
Total	$569	$601

Note 9. Debt

Long-term debt balances are as follows:

	December 31,
	2003	2002
	(in millions)

Credit Facilities	$1,142	$1,435
7.95% Senior Notes, due 2003	—	300
7.0% Senior Notes, due 2004	325	325
8.5% Senior Notes, due 2006, net of unamortized discount of $2 million and $3 million in 2003 and 2002, respectively	398	397
7.5% Senior Notes, due 2009	425	425
7.0% Senior Notes, due 2013	300	—
7.875% Senior Subordinated Notes, due 2005	400	400
9.375% Senior Subordinated Notes, due 2007	500	500
8.875% Senior Subordinated Notes, due 2008	400	400
7.875% Senior Subordinated Notes, due 2010	375	375
8.125% Senior Subordinated Notes, due 2011, net of unamortized discount of $2 million	348	348
Other	4	5
	4,617	4,910
Less current maturities	(1)	(325)
Market value of interest rate swaps	2	—
Net long-term debt	$4,618	$4,585

Debt maturities during the next five years are as follows:

(in millions)

2004	$1
2005	1,867
2006	399
2007	500
2008	400
Thereafter	1,450
$4,617

The consolidated balance sheet as of December 31, 2003, excludes from current maturities the $325 million 7.0 percent Senior Notes due July 2004. This amount is classified as long-term because the Company has both the intent and the ability to refinance these notes using availability under the long-term portion of the Credit Facilities (as defined below). As of December 31, 2002, the Company did not have availability under the long-term portion of the Credit Facilities to refinance amounts due in less than a year. Accordingly these amounts were shown as current maturities.

As of December 31, 2003, the Company has two principal credit facilities, collectively known as the “Credit Facilities.” The first is a 364-day revolving facility expiring in August 2004, with total availability of approximately $493 million. As of December 31, 2003, amounts borrowed under the 364-day revolving facility were $335 million. The second facility is a two-year extension of the Company’s five-year revolving facility, which was terminated on December 19, 2003. The two-year extension will expire in December 2005. Maximum availability under this facility is approximately $1.741 billion, of which approximately $700 million is a term loan and the balance is a revolver. If prepaid, the availability of the term loan component is permanently reduced. Amounts paid down under the revolver may be reborrowed. As of December 31, 2003, amounts borrowed under the term loan and the revolver were $696 million and $111 million, respectively.

As of December 31, 2003, the Company has $52 million in letters of credit outstanding; of which $31 million reduced the availability under the Credit Facilities.

The Credit Facilities contain financial covenants including a maximum leverage ratio (total debt to ebitda, as defined in the Credit Facilities) of 5.25 to 1.00 and a minimum interest coverage ratio (ebitda, as defined in the Credit Facilities, divided by interest expense) of 2.75 to 1.00 as of December 31, 2003. The maximum leverage ratio remains at 5.25 to 1.00 for the quarterly testing periods ending March 31, 2004 and June 30, 2004, and then adjusts to 5.00 to 1.00 for the quarterly testing periods ending September 30, 2004 through March 31, 2005, 4.75 to 1.00 for the quarterly testing period ending June 30, 2005, and 4.50 to 1.00 thereafter. The interest coverage ratio remains 2.75 to 1.00 for all quarterly testing periods. The Company is required to compute its actual leverage and interest coverage ratios on a rolling twelve-month basis as of the end of each calendar quarter. If the Company is not in compliance with the required covenant ratios, an event of default would occur, which if not cured, could cause the entire outstanding borrowings under the Credit Facilities to become immediately due and payable as well as trigger the cross default provisions of other debt issues. As of December 31, 2003, the Company was in compliance with the applicable covenants.

Borrowings under the Credit Facilities bear interest at a floating rate and may be obtained, at the Company’s option, as LIBOR advances for varying periods, or as base rate advances, each adjusted for an applicable margin (as further described in the Credit Facilities).  The Company has historically borrowed using LIBOR advances and expects to continue doing so for the foreseeable future. The Company pays a margin over LIBOR which is a function of both its leverage ratio and its credit rating. This margin is adjusted quarterly. Prior to September 2003, the Company’s senior debt rating from Moody’s Investment Services was Bal and from Standard & Poor’s was BBB-. In September 2003, Standard & Poor’s announced its decision to lower the Company’s senior debt credit rating to BB+. As a result of this action, the Company’s effective all-in borrowing cost of LIBOR advances under the Credit Facilities increased to LIBOR plus 152.5 basis points from 127.5 basis points. As of December 31, 2003, the Company’s effective all-in borrowing cost of LIBOR advances under the Credit Facilities was LIBOR plus 152.5 basis points. The maximum all in borrowing costs for LIBOR loans is 1.75% under the Credit Facilities plus or minus pre-determined discounts based on the Company’s leverage ratios. The weighted average interest rate on outstanding borrowings under the Credit Facilities was 2.48 percent at December 31, 2003 and 2.52 percent at December 31, 2002.

Currently the Company’s senior debt is rated Ba1 by Moody’s Investment Services and BB+ by Standard & Poor’s. If the Company’s debt rating was lowered by one level, the annual interest on the Company’s Credit Facilities would increase by approximately $4.8 million per year based on outstanding borrowings of $1.1 billion at December 31, 2003.

The Company has established a commercial paper program. To the extent that the Company incurs debt under this program, it must maintain an equivalent amount of credit available under its Credit Facilities. The Company has not borrowed under this program since 2001.

In a program designed for short-term borrowings at lower interest rates than paid under the Company’s Credit Facilities, the Company has entered into an uncommitted line of credit with a lender whereby the Company can borrow up to $50 million for periods of ninety days or less. At December 31, 2003 and 2002, the Company had no borrowings under this agreement, which expires July 2004. Borrowings bear interest at current market rates. Interest rates on amounts borrowed under this agreement during the year 2003 ranged from 2.04 percent to 2.98 percent, and during 2002 the rates ranged from 2.35 percent to 3.10 percent.

In April 2003, the Company issued $300 million of 7.0 percent senior notes due 2013 through a private placement offering to institutional investors. These notes were subsequently exchanged for notes registered under the Securities Act of 1933, as amended. The notes are redeemable at any time prior to their maturity at the “Make Whole” premiums described in the indenture governing such notes. The notes are unsecured obligations, rank equal with the Company’s other senior indebtedness and are senior to all the Company’s junior indebtedness.

The estimated fair value of long-term debt (including current maturities) at December 31, 2003 and 2002 was $5.0 billion and $5.1 billion, respectively. The fair values of the Company’s public debt securities are based on the quoted market prices for the same or similar issues, the fair value of borrowings, under the Credit Facilities is assumed to be book value due to the short-term nature of such borrowings.

Interest Rate Swaps

Pursuant to the Company’s risk management policy, management may engage in actions to manage the Company’s interest rate risk position. During 2003, the Company entered into four interest rate swaps representing $300 million notional amount with members of its bank group to manage interest expense. The interest rate swaps have converted a portion of the Company’s fixed-rate debt to a floating rate (“fair value hedges”). Under the agreements, the Company receives a fixed interest rate of 7 percent and pays a variable interest rate based on a margin above LIBOR on the $300 million notional amount. The interest rate swaps mature in 2013. The net effect of the interest rate swaps resulted in a reduction in interest expense of $2 million for the year ended December 31, 2003.

These interest rate swaps meet the shortcut criteria under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which permits the assumption of no ineffectiveness in the hedging relationship between the swap and the underlying hedged asset or liability. As such, there is no income statement impact from changes in the fair value of the hedging instruments. Instead, the fair value of the instrument is recorded as an asset or liability on the Company’s balance sheet with an offsetting adjustment to the carrying value of the related debt. In accordance with SFAS No. 133, the Company recorded other long-term assets of $2 million as of December 31, 2003, representing the fair value of the interest rate swaps and a corresponding increase in long-term debt, as these interest rate swaps are considered highly effective under the criteria established by SFAS No. 133.

Note 10. Income Taxes

The provision for income taxes are as follows:

	December 31,
	2003	2002	2001
	(in millions)

Current
Federal	$24	$40	$22
State, foreign, and local	30	42	29
	54	82	51
Deferred	9	10	(3)
Total	$63	$92	$48

The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(in millions)

Deferred tax assets
Accrued expenses	$70	$68
Insurance and other reserves	45	41
Benefit plans	17	14
Pre-opening expense	20	19
Foreign tax credit carryovers (began expiring in 2001)	57	49
Other	46	49
	255	240
Valuation allowance	(22)	(19)
	233	221
Deferred tax liabilities
Fixed assets, primarily depreciation	(971)	(976)
Other	(116)	(108)
	(1,087)	(1,084)
Net deferred tax liability	$(854)	$(863)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	2003	2002	2001

Federal income tax rate	35.0%	35.0%	35.0%
Foreign, state and local income taxes, net of federal tax benefits	17.9	7.9	10.3
Goodwill amortization	0.0	0.0	15.3
Tax return true-up and permanent items	10.1	(4.4)	(13.1)
Effective tax rate	63.0%	38.5%	47.5%

Pursuant to SFAS No. 142, goodwill amortization ceased on January 1, 2002.

The Internal Revenue Service is currently examining federal income tax returns for the years ended December 31, 2001, 2000 and 1999. The Company is also under examination in various states for income and franchise tax matters. The Company believes that any tax liability arising from the examinations will not have a material impact on its financial position and results of operations.

Note 11. Stockholders’ Equity

Four hundred million shares of common stock with a par value of $0.01 per share are authorized. As of December 31, 2003, 326.9 million shares were issued and 303.8 million were outstanding. As of December 31, 2002, 323.7 million shares were issued and 300.6 million shares were outstanding. One hundred million shares of preferred stock with a par value of $0.01 per share are authorized, of which no amounts have been issued.

The Board of Directors has approved an aggregate of 40 million shares under a common stock repurchase program. No shares were repurchased during the year ended December 31, 2003. Cumulatively, through December 31, 2003, the Company repurchased a total of 23.1 million shares of its common stock at an average price of $11.31 resulting in 16.9 million shares remaining available under the stock repurchase program.

The Company has a Preferred Share Purchase Rights Plan under which a right is attached to each share of the Company’s common stock. The Rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company’s common stock by a specified person or affiliated group. Depending on the circumstances, if the Rights become exercisable, the holder may be entitled to purchase units of the Company’s junior participating preferred stock, shares of the Company’s common stock or shares of common stock of the acquiror. The Rights remain in existence until 2008 unless they are terminated, exercised or redeemed.

Note 12. Stock Options

At December 31, 2003 and 2002, 55.6 million shares of common stock were reserved for the exercise of options under the Company’s Stock Incentive Plans. Options may be granted to salaried officers, directors, and other key employees of the Company to purchase common stock at not less than the fair market value at the date of grant. Generally, options may be exercised in installments commencing one year after the date of grant. The Stock Incentive Plans also permit the granting of Stock Appreciation Rights (“SARs”). No SARs have been granted as of December 31, 2003.

The following table summarizes information for the stock option plans for the years ended December 31:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding at beginning of year	28,005,506	$9.34	27,267,851	$9.17	33,378,300	$8.97
Granted	4,462,500	7.63	3,023,193	10.01	3,563,880	11.12
Exercised	(2,858,856)	6.43	(963,160)	6.86	(8,494,639)	8.98
Cancelled	(1,942,968)	9.90	(1,322,378)	9.39	(1,179,690)	10.65
Outstanding at end of year	27,666,182	9.33	28,005,506	9.34	27,267,851	9.17
Options exercisable at end of year	19,161,844	$9.33	20,703,536	$8.92	17,984,474	$8.46
Options available for grant at end of year	5,851,145		8,370,677		10,071,492

The following table summarizes information about stock options outstanding at December 31, 2003:

			Options Outstanding				Options Exercisable
Range of Exercise Price			Number Outstanding	Weighted Average Remaining Contractual Life		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$5.99	-	$7.39	7,186,805	4.14	years	$6.47	6,656,745	$6.42
7.56	-	9.48	7,465,867	6.04		8.15	3,562,117	8.62
9.51	-	11.23	7,150,100	6.35		10.73	4,341,847	10.89
11.28	-	14.44	5,863,410	4.87		12.62	4,601,135	12.59
$5.99	-	$14.44	27,666,182	5.38		$9.33	19,161,844	$9.33

Note 13. Employee Pension and Savings Plans

A significant number of the Company’s employees are covered by union sponsored, collectively bargained, multi-employer pension plans. The Company contributed and charged to expense from continuing operations $22 million, $17 million, and $15 million for the years ended December 31, 2003, 2002, and 2001, respectively, for such plans. Information from the plans’ administrators is not sufficient to permit the Company to determine its share, if any, of unfunded vested benefits.

The Company and its subsidiaries also sponsor several defined contribution plans (401(k) savings plans). These plans allow for pretax and after tax employee contributions and employer matching contributions. Such amounts contributed to the plans are invested at the participants’ direction. The Company’s matching contribution expense from continuing operations for such plans was $18 million, $19 million, and $19 million for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also maintains a Non-qualified Deferred Compensation Plan for certain employees. This plan allows participants to defer a portion of their salary on a pretax basis and accumulate tax-deferred earnings plus interest. The Company provides a matching contribution of 50 percent of the employee contribution, subject to a maximum Company contribution of 5 percent of an employee’s annual compensation. These deferrals are in addition to those allowed in the Company’s 401(k) plans. The Company’s matching contribution expense from continuing operations for such plans was $1 million, $2 million and $2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

In November 2001, the Company established a Supplemental Retention Plan for selected executives. Participants in this non-qualified unfunded retirement plan are granted rights that vest over four years. At retirement or in other circumstances as defined, shares of Company common stock are distributed equal to the number of rights credited to a participant’s account. The shares issued under the plan will be treasury shares and are limited to a maximum of 2.5 million shares. As of December 31, 2003 and 2002 approximately 158 thousand shares and 60 thousand shares have vested, respectively. The Company recognizes compensation expense equal to the value of the rights granted over the vesting term based on the stock price on the date of grant. Compensation expense associated with this plan was $3 million, $1 million, and $0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company maintains an Employee Stock Purchase Plan by which the Company is authorized to issue up to five million shares of common stock to its full-time employees. Under the terms of the Plan, employees can elect to have a percentage of their earnings withheld to purchase the Company’s common stock at 95 percent of the lower of the market price on the first day of the purchase period or the last day of the purchase period.

Pursuant to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Hotels Corporation and the Company dated as of December 31, 1998, the Company shall retain or assume, as applicable, all liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees. Based on this ratio the Company’s share of any benefit or obligations would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined.  Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Hotels Corporation. Hilton Hotels Corporation has informed the Company that as of December 31, 2003, the Plan benefit obligations exceed the fair value of the plan assets by $18 million; however, no contributions to the plan were required during 2003 and no contributions will be required for 2004.

Note 14. Leases

The Company and its subsidiaries lease both real estate and equipment used in operations, which are classified as operating leases. Rental costs relating to operating leases and charged to expense were approximately $40 million in 2003, $42 million in 2002, and $40 million in 2001, including contingent rental payments of $18 million in 2003, $18 million in 2002, and $19 million in 2001.  Rental costs relating to operating leases and charged to expense of $3 million per year, including contingent rental payments of $2 million per year, relate to the Company’s discontinued operations and are included in the above amounts.

The following is a schedule of future minimum lease commitments under noncancelable operating leases as of December 31, 2003 (in millions):

2004	$21
2005	19
2006	15
2007	15
2008	13
Thereafter	184
Total minimum lease payments	$267

Future minimum lease commitments under noncancelable operating leases as of December 31, 2003 which related to the Company’s discontinued operations were $1 million for 2004, 2005, 2006 and 2007.  These amounts are included in the table above.

The Company leases the land and building for the Caesars Tahoe facility. This lease expires in 2028 and is renewable for an additional 25-year period. The lease provides for a minimum rental payment of $4.9 million for 2004, increasing by 2.5 percent in each subsequent year, and for percentage rent of 1 percent of the casino hotel’s gross revenue (as therein defined).

The Company has also entered into various operating leases for land adjacent to its dockside casinos in Mississippi. The lease for land adjacent to Grand Casino Gulfport is for the period from June 1, 2003, through May 31, 2008, and contains renewal options for an additional 35 years. The Company is required to make annual rental payments of $1.3 million subject to adjustment as defined, plus 5 percent of gross annual gaming revenues in excess of $25 million and 3 percent of all non-gaming revenues. The lessor of the Grand Casino Gulfport site has the right to cancel the lease at any time for reason of port expansion, in which case the lessor will be liable to the Company for the depreciated value of improvements and other structures placed on the leased premises, as defined.

The lease for land adjacent to Grand Casino Biloxi has an initial term of 99 years and provides for rental payments of 5 percent of casino revenues (as defined therein) with a minimum payment of $2.5 million per year. The Company may cancel the lease by making a payment equal to six months of lease payments. The Company also entered into a 15-year lease for submerged land adjacent to Grand Casino Biloxi with an option to extend the lease for five years after the expiration of the initial 15-year term in 2008. The lease provides for annual rental payments of $1.0 million and subsequent increases as defined in the agreement.

The lease for land adjacent to Grand Casino Tunica provides for annual rental payments of $3.5 million in 2004, subject to adjustment as defined in each subsequent year. The initial term of the lease was for six years beginning in 1993 with nine six-year renewal options, for a total of 60 years.

Note 15. Impairment Losses and Other

2003 Transactions

Flamingo Laughlin Impairment

Due to the continued proliferation of Native American gaming in Arizona and Southern California, the Laughlin, Nevada market has suffered substantially increased competition. Because of the increased competition, Flamingo Laughlin has experienced a decline in its operating results. Due to the decline in operations and lower future expectations, the Company, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” determined the carrying value of Flamingo Laughlin’s long-lived assets exceeded their fair market value.

The Company engaged an independent company to assist in determining the fair value of Flamingo Laughlin’s long-lived assets. The fair value was determined by a combination of a discounted cash flow model, a guideline company method, and similar transaction method. Based on this analysis, the carrying value of the long-lived assets exceeded the fair value by $89 million. Accordingly, an impairment loss was recognized during the year ended December 31, 2003.

Caesars Tahoe Goodwill Impairment

During the fourth quarter of 2003, the Company completed the annual impairment testing of goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142. The Company engaged an independent company to assist in the valuation of properties with a significant amount of assigned goodwill. The fair value of the operating entities was determined using a combination of a discounted cash flow model, a guideline company method using valuation multiples and similar transaction method. Based on this analysis, the Company recorded a goodwill impairment charge of $38 million at Caesars Tahoe in the fourth quarter of 2003. The impairment resulted from a decline in operations at Caesars Tahoe, as well as lower future expectations attributable to the increased competition from Native American gaming in Northern California. Competition from these Native American properties increased significantly with the opening of a new casino hotel in 2003 near Sacramento, California, which is a primary feeder market for Caesars Tahoe.

2002 Transactions

In September 2002, the Company recognized a $7.5 million charge related to the voluntary termination of an energy contract with Enron Corporation. Also in September 2002, tropical storms in the Gulf Coast caused $2.5 million in damage to the Grand Biloxi and Grand Gulfport properties. The losses did not exceed the deductibles under the Company’s various insurance policies.

In November 2002, the Company’s then President and Chief Executive Officer resigned. In fulfillment of obligations outlined in this executive’s employment contract, which was scheduled to expire in December 2005, the Company recognized a charge of approximately $9 million for salary and bonus commitments and certain other benefits.

In December 2002, the Company settled certain litigation regarding the Belle of Orleans, L.L.C. (the “Belle”). The settlement provided for a cash payment of $21 million for the Company’s subsidiary, Bally’s Louisiana, Inc., to purchase the 50.1 percent interest of the Belle which it did not own and to dismiss all outstanding litigation with prejudice. In connection with this transaction, the Company recorded a $43 million charge for the buyout of its partner, Metro Riverboat Associates, the settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans. On February 5, 2003, the settlement and transfer were approved by the Louisiana Gaming Control Board. The settlement and transfer were completed in February 2003.

In July 2000, the Company entered into an agreement to sell the Las Vegas Hilton to Las Vegas Convention Hotel, LLC, which failed to complete the transaction on the date set for closing. The Company filed a complaint in the Eighth Judicial District Court for the State of Nevada against Las Vegas Convention Hotel, LLC, et al. seeking declaratory relief to retain the $20 million in deposits and recover additional damages for breach of contract. The Company also filed a complaint in the United States District Court for the District of Nevada for damages against Edward Roski, Jr. as guarantor of the transaction. The defendants filed actions against the Company and Hilton Hotels Corporation in the Eighth Judicial District Court, which actions were consolidated with the Company’s action in that Court, alleging breach of contract and tortious interference with contract, and seeking non-specific general, special, and punitive damages, specific performance to compel the sale of the property to plaintiffs at a purchase price less than that required under the original contract, and injunctive relief to prevent the Company from selling the property to any other person.

In February 2003, the Company settled all litigation related to the proposed sale of the Las Vegas Hilton.  Pursuant to the settlement agreement, the Company returned all deposits made by the prospective buyer and recorded a $4 million charge in the fourth quarter of 2002 related to this settlement.

2001 Transactions

Flamingo Reno

On October 5, 2001, the Company entered into an agreement to sell the Flamingo Reno. In anticipation of the sale, the facility was closed on October 23, 2001. The sale was completed in December 2001. As a result of the sale agreement, a $19 million loss was recognized in the third quarter of 2001. The loss includes the write-down of the assets to be sold and employee termination and other incremental costs of closing the property, net of the sales price.

Note 16. Investment Gain/(Loss)

Investment in Jupiters Limited

In April 2002, the Company completed the sale of its 19.9 percent equity interest in Jupiters Limited and received total gross proceeds of approximately $120 million. As a result of this transaction, the Company recorded a gain of $44 million in April 2002, net of the $16 million deferred currency translation adjustment. This gain has been recorded as an investment gain in the accompanying consolidated statement of operations for the year ended December 31, 2002. Although the Company sold its equity interest in Jupiters Limited, it continues to manage Jupiters’ two Queensland casino hotels.

Investment in Aladdin Notes

During 2001, the Company recognized impairment losses on investments totaling $32 million primarily related to senior discount notes of Aladdin Gaming Holdings, LLC.  In February 1999, the Company purchased approximately 30 percent of the senior discount notes of Aladdin Gaming Holdings, LLC, the parent company of Aladdin Gaming, LLC d.b.a. Aladdin Resort and Casino (“Aladdin”) in the open market. The Aladdin is adjacent to Paris/Bally’s on the Las Vegas Strip. During the next two years, the Company purchased an additional 3 percent of the senior discount notes for a total ownership of approximately one-third of the outstanding notes. These notes are subordinate to the Aladdin’s senior bank debt and asset-secured bank financing. In September 2001, the Aladdin filed for bankruptcy. Based on that event and the property’s poor operating results and general economic slow-down, the Company determined that its investment in the Aladdin Gaming Holdings, LLC notes was impaired and therefore, wrote-off its total investment.

Note 17. Commitments and Contingent Liabilities

New Projects

Saint Regis Mohawk Tribe

The Company entered into an agreement in April 2000 with the Saint Regis Mohawk Tribe (the ”Tribe”) in Hogansburg, New York in which it paid $3 million for the exclusive rights to develop a Class II or Class III casino project with the Tribe in the State of New York.  In November 2001, the parties entered into a definitive management agreement for the Company to manage a casino to be located at Kutsher’s Country Club in Thompson, New York, which agreement was subject to the approval of the

National Indian Gaming Commission (the “NIGC”).  The NIGC gave comments to the Tribe and the Company regarding the management agreement’s conformity with federal laws, regulations and policies pertaining to such agreements.  As a result of these comments and in order to further the approval process of the NIGC, the Company and the Tribe entered into on November 10, 2003, a First Amended and Restated Management Agreement and a First Amended and Restated Development Agreement (the “Amended Agreements”).  The Amended Agreements provide, among other things, that the Company will manage the casino for seven years for a management fee equal to 30 percent of Net Total Revenue, as defined, and that the exclusive right for casino development in the State of New York has been modified to provide for mutual non-compete protections within a 125 mile zone from the Sullivan County location. The term of the Amended Agreements is seven years from the commencement of casino operations. Additionally, the Company will receive a development fee of $15 million for its services in developing and constructing the casino facility and the Tribe will assume the funding of the parking garage construction, which is estimated to cost approximately $40 million.  The Amended Agreements are subject to final approval by the NIGC.

The Company has entered into a definitive agreement, as amended, to acquire approximately 66 acres of the Kutsher’s Resort Hotel and Country Club in Sullivan County, New York, for approximately $10 million, with an option to purchase the remaining 1,400 acres for $40 million.  Upon approval of the Bureau of Indian Affairs (the “BIA”), the 66 acre parcel will be transferred to be held in trust for the Saint Regis Mohawk Tribe.

All of the agreements and plans relating to the development and management of this project are contingent upon various regulatory and governmental approvals, including execution of a compact between the Saint Regis Mohawk Tribe and the State of New York, and receipt of approvals from the BIA, NIGC and local planning and zoning boards.  There is no guarantee that the requisite regulatory approvals will be received.

The Company is party to numerous lawsuits regarding its involvement in the Saint Regis Mohawk project, which lawsuits seek various monetary and other damages against the Company.  Additionally, there are two lawsuits challenging the constitutionality of the legislation that, among other things, authorized the Governor of the State of New York to execute tribal state gaming compacts and approved the use of slot machines as “games of chance.”  While the Company believes that it will prevail on these various matters, there can be no assurance that it will and, if it does not prevail, there can be no assurance that the damages assessed against the Company would be immaterial to the Company. See “Litigation” below.

As of December 31, 2003 and 2002, the Company had $26 million and $21 million, respectively invested in the development of this project, which is included in other assets on the consolidated balance sheets. In the event the project is not completed, these costs would be written off.

Pauma-Yuima Band of Luiseño Mission Indians

In September 2003, the Company announced that the Pauma-Yuima Band of Luiseño Mission Indians selected it to exclusively negotiate agreements to develop and manage a Caesars-branded casino on tribal lands in Pauma Valley in Southern California, just south of Temecula, California. This exclusive right expires in March 2004. The location will be easily accessible for millions of people living in the greater Los Angeles and San Diego areas. Those agreements must be executed before construction can begin, and the management contract, which is estimated to be for a term of seven years, is subject to approval by the National Indian Gaming Commission (“NIGC”) and other regulators. Preliminary plans call for a hotel and casino complex, with more than 100,000 square feet of gaming space. The casino could open as early as 2005.

Big Sandy Band of Western Mono Indians

In January 2004, the Company reached a preliminary agreement with the Big Sandy Band of Western Mono Indians to develop and manage a casino resort on tribal lands near Fresno, California. Preliminary plans for the project call for development of a casino resort on more than 215 acres 10 miles northeast of Fresno in the San Joaquin Valley in Central California. Included in the acreage is a 40-acre parcel of tribal land where the gaming portion of the facility will be located. The casino resort would become the second to directly serve the Fresno metropolitan area which has a population of approximately 1.2 million. The casino property would initially include 250 to 300 hotel rooms, more than 75,000 square feet of gaming space, at least 2,000 slot machines, approximately 20 gaming tables, restaurants, retail shops, and meeting and entertainment facilities. The Big Sandy Tribe currently operates the Mono Wind Casino in Auberry, California, about 15 miles northeast from the site of the proposed casino project.

A management agreement for the casino resort, which is estimated to be for a term not greater than seven years, requires the approval of the NIGC. In addition, the Big Sandy Tribe would have to amend its existing compact with the State of California, or negotiate a new compact for the new casino project. The project is also dependent on other regulatory approvals and contingencies.

Construction Commitments

New Tower at Caesars Palace

The Company is currently constructing a 949-room, 26-story luxury hotel tower at Caesars Palace. The hotel tower addition includes adding a fourth swimming pool, the upgrading and expansion of existing hotel registration areas, a VIP lounge, wedding chapels, new retail space, and new dining and restaurant facilities. The tower broke ground during the fourth quarter of fiscal 2003 and should be completed in the second half of 2005.  The hotel tower is part of an ongoing program to renovate Caesars Palace. The total cost of the project, which also includes additional convention and meeting facilities and related enhancements, is $376 million, which excludes capitalized interest and pre-opening expense. As of December 31, 2003, the Company has incurred approximately $9 million related to this project.

Atlantic City Parking Garage

The Company is currently constructing a parking garage adjacent to Caesars Atlantic City. Construction on the parking garage began in the first quarter of 2004 and is scheduled to be completed in the first half of 2005. The total estimated cost of the parking garage is $75 million. As of December 31, 2003, the Company has incurred approximately $2 million in design costs related to this project.

Litigation

The Company and its subsidiaries are involved in various legal proceedings relating to its businesses. The Company believes that all the actions brought against it or its subsidiaries are without merit and will continue to vigorously defend against them. While any proceeding or litigation has an element of uncertainty, the Company believes that the final outcome of these matters is not likely to have a material adverse effect upon its results of operations or financial position.

Slot Machine Litigation

In April 1994, William H. Poulos brought a purported class action in the United States District Court for the Middle District of Florida, Orlando Division captioned William H. Poulos, et al. v. Caesars World, Inc., et al. against 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. In May 1994, another plaintiff filed a class action complaint in the United States District Court for the Middle District of Florida captioned William Ahern, et al. v. Caesars World, Inc. et al. alleging substantially the same allegations against 48 defendants, including the Company. In

September 1995, a third action was filed against 45 defendants, including the Company, in the United States District Court for the District of Nevada captioned Larry Schreier, et al. v. Caesars World, Inc,. et al. The court consolidated the three actions in the United States District Court for the District of Nevada under the case caption William H. Poulos, et al. v. Caesars World, Inc. et al. The consolidated complaints allege that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on the false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play. The actions included claims under the federal Racketeering Influence and Corrupt Organizations Act, fraud, unjust enrichment and negligent misrepresentation and seek unspecific compensatory damages. In July 2002, the United States District Court denied the plaintiff’s motion to certify the case as a class action. The plaintiff has appealed the District Court’s ruling to the United States 9th Circuit Court of Appeals, where the matter is under advisement.

Mohawk Litigation

In April 2000, the Company entered into an agreement with the Saint Regis Mohawk Tribe (the “Tribe”) pursuant to which it obtained the exclusive rights to develop a Class II or Class III casino project in the State of New York with the Tribe. There are various parties alleging that the grant of rights to the Company infringed upon their rights. Such parties have commenced the various lawsuits discussed below.

On April 26, 2000, certain individual members of the Saint Regis Mohawk Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York against the Company and certain of its executives. The proceeding sought to nullify the Company’s agreement with the Saint Regis Mohawk Tribe to develop and manage gaming facilities in the State of New York. On March 20, 2001, the “Tribal Court” purported to render a default judgment against the Company and one of its executives in the amount of $1.787 billion, which judgment the Company refuses to recognize as valid. On June 2, 2000, the Company and certain of its executives filed an action captioned Park Place Entertainment Corporation, et al. v. Arquette, et al., in the United States District Court for the Northern District of New York seeking to enjoin the dissident Tribal members from proceeding in the “Tribal Court” with an action that the Company believes has been unlawfully convened and is without merit. In September 2000, the District Court dismissed the action on the grounds that the Court lacked jurisdiction. In October 2000, the Company appealed the judgment to the United States Court of Appeals for the Second Circuit. In January 2002, the Second Circuit remanded the matter to the District Court for further development of the record. In April 2002, the District Court requested the United States Department of the Interior, Bureau of Indian Affairs (“BIA”) to provide its current position with regard to the legitimacy of the Tribe’s form of government and “Tribal Court”. Following receipt of letters issued by the BIA, dated June 5, 2002, June 26, 2002 and July 12, 2002, this Court entered an Order on July 29, 2002, affirming that the BIA recognizes only the Three Chief system of government for the Saint Regis Mohawk Tribe (the “Tribal Council”), that the Tribal Council has, by Resolution having the force of law of the Tribe, invalidated the Tribal court system and that the Mohawk people have, by popular vote, determined that the purported “Tribal Court” is without authority to adjudicate matters of Tribal law. On February 11, 2004, the Magistrate Judge issued a decision requiring the Department of the Interior to review its decision to recognize the Three Chief system of government. On February 16, 2004, the Tribal Council received a letter from the Department of the Interior continuing to recognize the Tribal Council as the official representatives of the Saint Regis Mohawk Tribe.

On June 6, 2000, President R.C.-St. Regis Management Company and its principal, Ivan Kaufman, filed an action captioned President R.C.-St. Regis Management Co., et al. v. Park Place Entertainment Corporation, et al. in the Supreme Court of the State of New York, County of Nassau, against the Company and certain of its executives seeking compensatory and punitive damages in the amount of approximately $550 million. The action alleges claims based on breach of a proposed letter agreement between plaintiffs, the Company, and the Saint Regis Mohawk Tribe concerning the tribe’s existing casino in Hogansburg, New York, fraudulent inducement, tortious interference with contract, and defamation. Alternatively, plaintiffs seek specific performance and/or injunctive relief in connection with the proposed letter agreement. In September 2000, plaintiffs voluntarily dismissed three of the contract- related claims that had been brought against the individually named defendants.  Discovery is on going and a trial date has been set for mid 2004.

On November 13, 2000, Catskill Development, LLC, Mohawk Management, LLC and Monticello Raceway Development Company, LLC (collectively, “Catskill Development”) filed an action captioned Catskill Development L.L.C., et al. v. Park Place Entertainment Corporation, et al., against the Company in the United States District Court for the Southern District of New York. The action arises out of Catskill Development’s efforts to develop land in Sullivan County as a Native American gaming facility in conjunction with the Saint Regis Mohawk Tribe. Catskill Development claims that the Company wrongfully interfered with several agreements between itself and the Tribe pertaining to the proposed gaming facility. The plaintiffs allege tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seek over $3 billion in damages. On May 14, 2001, the Court granted the Company’s motion to dismiss three of the four claims made by Catskill Development. On May 30, 2001, Catskill Development moved for reconsideration of that ruling, and the District Court reinstated one of the dismissed claims, with Catskill Development’s claims for tortious interference with contract and prospective business relationship remaining after such decision. On or about May 15, 2002, the Company filed a motion for summary judgment dismissing the complaint. On or about June 18, 2002, the Company filed a motion for reconsideration of the Court’s decision reinstating plaintiffs’ tortious interference with contract claim on the basis of intervening case law from a Federal Appeals Court. On August 22, 2002, the Court granted the Company’s motion for summary judgment dismissing plaintiffs’ remaining two claims for tortious interference with contractual relations and tortious interference with prospective business relations. On August 26, 2002, the Court granted judgment to the Company dismissing plaintiffs’ complaint in its entirety. Plaintiffs have appealed the District Court’s decision to the United States Court of Appeals for the Second Circuit. Subsequent to the filing of the appeal, the Plaintiffs moved on March 14, 2003 to reopen the judgment on the ground that certain information had not been provided to Plaintiffs in discovery. In a decision rendered on October 7, 2003, the District Court granted Plaintiffs limited discovery for a 30-day period to explore whether they had been deprived of relevant information. That discovery period has now ended, and the matter is before the Court for a final determination. In its decision of October 7, 2003, the District Court emphasized that, whatever the result of the discovery; it would reaffirm its summary judgment decision since the issues raised in Plaintiffs’ motion related to only one of two alternative grounds for the granting of summary judgment. Once the District Court decides the motion to reopen the judgment, the entire matter will be heard by the Second Circuit. Caesars Entertainment believes this matter to be without merit and will continue to vigorously contest the case.

On December 8, 2003, a group of financial institutions filed a complaint in the United States District Court for the Eastern District of New York captioned McIntosh County Bank, et al. v. Park Place Entertainment Corp., et al.  Plaintiffs, who obtained assignments of two loans from President R.C.-St. Regis Management Company (“President”) in the amount of $12,116,000, allege that two officers of the Company purportedly conspired with two officers of President to induce government officials of the Saint Regis Mohawk Tribe to terminate a management agreement between the Tribe and President, which, in turn, allegedly resulted in the Tribe’s failure to honor a separate pledge agreement by which it agreed to escrow funds for purposes of paying the subject loans.  Plaintiffs allege causes of action for interference with contract, interference with business relations, Donnelly Act violations and unfair competition.  All defendants have moved for dismissal of the complaint.  The Company believes the matter is without merit and will vigorously contest the case.

On March 29, 2001, the Company and its then general counsel, Clive Cummis sued thirty individual Tribe members in the Supreme Court of the State of New York in the case of Park Place Entertainment Corp., et al. vs. Marlene Arquette, et al., alleging malicious defamation and prima facie tort in connection with the individuals’ purported “Tribal Court” proceedings and media publication of their purported “default judgment” against the Company, all of which the Company believes has been injurious to the good name and reputation of the plaintiffs and seeks compensatory damages in an amount to be proved at trial (plus interest, costs and disbursements including reasonable attorney fees), as well as unspecified punitive damages. Defendants asserted a counterclaim alleging the action was commenced in violation of New York’s Civil Rights Law. Defendant Michael Rhodes-Devey moved to change venue to Franklin County, New York and to dismiss the complaint. By order dated November 14, 2001, the Court granted the change of venue motion and denied without prejudice the motion to dismiss. Plaintiffs moved to dismiss the counterclaim for failure to state a cause of action. In February 2002, defendants cross-moved to dismiss the complaint. By Decision and Order dated September 9, 2002, the Court denied defendants’ motion to dismiss the complaint and plaintiffs’ cross-motion to dismiss the counterclaim.

On June 27, 2001, the individual members of the Saint Regis Mohawk Tribe that are plaintiffs in the Tribal Court action referenced above commenced an action in United States District Court for the Northern District of New York against the Company and one of its executives, seeking recognition and enforcement of the purported March 20, 2001 $1.787 billion “Tribal Court” default judgment against defendants, which judgment the Company refuses to recognize as valid. The Company has taken the position that the purported “Tribal Court” in which the proceeding has been invoked is an invalid forum and is not recognized by the lawful government of the Saint Regis Mohawk Tribe or by the United States Department of the Interior, Bureau of Indian Affairs (“BIA”). After the parties made cross-motions for summary judgment, the parties agreed to settle the action with discontinuance. A settlement agreement has been circulated for signature by all the plaintiffs. Although a signed settlement agreement has not been exchanged, the Court has discontinued the action without prejudice.

On October 15, 2001, Scutti Enterprises, LLC (“Scutti”) filed an action against the Company in the Supreme Court of the State of New York, County of Monroe. The action arises out of Scutti’s efforts to redevelop and manage the Mohawk Bingo Palace owned by the Saint Regis Mohawk Tribe on the Tribe’s reserve in Akwesasne, New York. Scutti claims that the Company wrongfully interfered with its relationship with the Tribe pertaining to the proposed redevelopment and management of the Mohawk Bingo Palace. Scutti alleges tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seeks over $82 million in damages. The action was removed to United States District Court for the Western District. The Company moved to dismiss the action and, in March 2002, the Court dismissed the action with prejudice. Plaintiff has appealed the dismissal and also moved for relief from judgment with respect to the Court’s dismissal of plaintiff’s claims for tortious interference with contractual relations. On November 26, 2002, the Court denied plaintiff’s motion for relief from judgment. On February 28, 2003, the Second Circuit Court of Appeals affirmed in part and reversed in part the District Court’s dismissal of the action, affirming the dismissal of Scutti’s claim for tortious interference with contractual relations, and vacating the dismissal of Scutti’s claim for tortious interference with prospective business relations and remanding the case to the District Court regarding only that claim.  The Company believes this matter to be without merit and will continue to vigorously contest this matter.

On January 29, 2002, two substantially identical actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of the State of New York to execute tribal-state gaming compacts, approved the use of slot machines as “games of chance,” approved the use of video lottery terminals at racetracks and authorized the participation of New York State in a multi-state lottery. The matters are captioned Dalton, et al. v. Pataki, et al. and Karr v. Pataki, et al.  Plaintiffs seek a declaratory judgment declaring the legislation unconstitutional and enjoining the implementation thereof. The Company intervened in the actions and moved to dismiss the first three causes of action thereof (relating to plaintiffs’ claims to invalidate the Legislature’s authorization of Indian gaming compacts). The State of New York moved to dismiss the actions in their entirety, while other defendants moved to dismiss certain causes of action. On October 30, 2002, the Court denied the motions to dismiss filed by the Company and all other defendants, and consolidated the two matters. On July 17, 2003, the Supreme Court granted defendants’ summary judgment motions, upholding the constitutionality of the legislation and dismissing plaintiffs’ complaints in their entirety.  The plaintiffs appealed this decision and both sides were heard in December 2003. A decision on such appeal has not been issued.

U.S. Attorney Subpoenas

At various times during 2003, the U.S. Attorney’s Office in Orlando, Florida served grand jury subpoenas on the Company and Caesars Palace.  The subpoenas were served in connection with an investigation by the U.S. Attorney’s Office which the Company believes is focusing on possible money laundering in connection with certain cash transactions engaged in by a former customer of Caesars Palace.  The investigation continues and current and former employees of the Company and Caesars Palace have been interviewed by the U.S. Attorney’s Office.  The Company and Caesars Palace continue to cooperate.  Neither the Company nor Caesars Palace has been advised that either entity is a target of the grand jury investigation.

Reno Hilton Litigation

In Verderber vs. Reno Hilton, et al., a class action lawsuit in Nevada State Court, the plaintiffs sought damages based on the outbreak of a Norwalk, or Norwalk-like, virus at the Reno Hilton in May and June of 1996.  In 2002, the jury awarded individual judgments against the Company, its subsidiary FHR Corporation, and Reno Hilton Resort Corporation for (i) compensatory damages to five of the eight representative class plaintiffs ranging from $2,011 to $9,822 each and (ii) punitive damages for the entire class of plaintiffs in the amount of $25.2 million.  The Company believes the award of punitive damages, and the amount thereof, is not supportable in either law or in fact and has filed a special writ in the Nevada Supreme Court seeking relief prior to determination of the unnamed class members’ claims.

Note 18. Quarterly Financial Data (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(dollars in millions, except per share amounts)

Year Ended December 31, 2003 (1)
Revenues	$1,000	$1,042	$1,073	$980	$4,095
Operating income (loss)	142	143	157	(35)	407
Income (loss) from continuing operations before cumulative effect of accounting change	36	37	45	(84)	34
Net income (loss)	41	41	48	(84)	46
Income (loss) from continuing operations before cumulative effect of accounting change per share
Basic and diluted (3)	$0.12	$0.12	$0.15	$(0.28)	$0.11
Income (loss) per share
Basic and diluted (3)	$0.14	$0.14	$0.16	$(0.28)	$0.15

Year Ended December 31, 2002 (1)
Revenues	$1,001	$1,043	$1,069	$967	$4,080
Operating income	146	171	149	51	517
Income (loss) from continuing operations before cumulative effect of accounting change	35	89	38	(22)	140
Net income (loss) (2)	(939)	96	40	(21)	(824)
Income (loss) from continuing operations before cumulative effect of accounting change per share
Basic and diluted (3)	$0.12	$0.29	$0.13	$(0.07)	$0.46
Income (loss) per share
Basic (3)	$(3.11)	$0.32	$0.13	$(0.07)	$(2.74)
Diluted (3)	$(3.09)	$0.31	$0.13	$(0.07)	$(2.71)

(1)                                  As described in Note 3, the results of the Las Vegas Hilton, Atlantic City Hilton and Bally’s Tunica are classified as discontinued operations for all years presented. Amounts previously reported in our 2002 and 2003 Quarterly Reports on Form 10-Q did not reflect this classification. The amounts reflected in the table above reflect the reclassifications for all periods presented.

(2)                                  In connection with the implementation of SFAS No. 142, the Company recorded an impairment charge of $979 million which was recorded as a cumulative effect of accounting change in the first quarter of 2002.

(3)                                  The sum of Basic and Diluted EPS for the four quarters may differ from the annual EPS due to the required method of computing weighted average number of shares in the respective periods.